Exhibit 99.1

Kroger Announces Retirement of

EVP and COO Mike Donnelly

CINCINNATI (March 1, 2021) – The Kroger Co. (NYSE: KR) today announced the retirement of Mike Donnelly, executive vice president and COO, after more than 42 years of distinguished service, effective later this spring. A succession plan will be announced at a later date.

“With his relentless focus on the customer, Mike has led the organization to prioritize what is most important to their experience – full shelves, fresh foods and friendly associates,” said Rodney McMullen, Kroger's chairman and CEO. “He energizes our teams to deliver results and the best experience for every customer, every time. Importantly, Mike has mentored and developed countless associates, inspiring them to grow and reach their greatest potential – many of whom are in key leadership roles across the organization. His passion for people and developing world class teams will be one of his lasting legacies. We wish Mike and his family all the best in retirement.”

Donnelly began his career as a clerk at Fry’s Food Stores in California in 1978, where he advanced to several leadership positions including district management. In 1995, he was named vice president of merchandising for Fry’s. He was promoted to president of the Fry’s division in 2000. He then served as Kroger’s senior vice president of drug/GM merchandising before returning to lead the Fry’s division as president in 2003. Donnelly was named president of the Ralphs division in 2007, and promoted to senior vice president of merchandising for Kroger in 2011.

Donnelly was promoted to executive vice president in 2015, and to his current role as COO in 2017. As COO, he has responsibility for Operations, Merchandising, Marketing, Supply Chain, Manufacturing and Kroger Health.

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To download Donnelly's headshot, visit here.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Contacts

Media: Kristal Howard, (513) 762-1304

Investors: Rebekah Manis, (513) 762-4969